Exhibit 5.1

FULBRIGHT & JAWORSKI L.L.P.

1301 MCKINNEY, SUITE 5100

HOUSTON, TEXAS 77010-3095

TELEPHONE: (713) 651-5151

FAX: (713) 651-5246

June 6, 2011

Rex Energy Corporation

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

Gentlemen:

We have acted as counsel to Rex Energy Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the Company’s registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act of (i) common stock of the Company, $0.001 par value per share (the “Common Stock”), (ii) preferred stock of the Company, $0.001 par value per share (the “Preferred Stock”, and along with the Common Stock, the “Company Stock”), (iii) debt securities in one or more series, which may be senior (“Senior Debt Securities”) or subordinated (“Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) and (iv) warrants to purchase Common Stock, Preferred Stock or Debt Securities (“Warrants”), having an aggregate initial public offering price not to exceed $250,000,000, and each on terms to be determined at the time of its offering. The Company’s obligations under the Debt Securities may be guaranteed (the “Subsidiary Guarantees”) by one or more of the Company’s direct or indirect domestic subsidiaries listed on Annex A hereto (the “Subsidiary Guarantors”). The Company Stock, Debt Securities, Warrants and Subsidiary Guarantees are collectively referred to herein as the “Securities”.

We also have participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is an exhibit. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each a “Prospectus Supplement”) to the Prospectus contained in the Registration Statement. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus, (ii) the certificate of incorporation and bylaws of the Company, (iii) the certificate of incorporation, certificate of formation, bylaws, operating agreements and other governing documents of each of the Subsidiary Guarantors, (iv) the form of senior indenture and the form of subordinated indenture filed as exhibits to the Registration Statement, and (v) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine and that each individual who signed any of those documents had legal capacity and authority to do so, (iii) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals of those documents and all documents examined by us are duly authorized, executed and delivered by the parties thereto, (iv) the certificate of incorporation and bylaws of the Company will not have been amended in any manner that would affect any legal conclusion set forth herein, and any certificate of designation in respect of Preferred Stock will be in conformity therewith and with applicable law, (v) the certificate of incorporation, certificate of formation, bylaws, operating agreements and other governing documents of each of the Subsidiary Guarantors will not have been amended in any manner that would affect any legal conclusion set forth herein, (vi) the consideration paid for any shares of Company Stock will comply with Section 153(a) or (b) of the Delaware General Corporation Law (the “DGCL”) or any successor provision, (vii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, (viii) a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission describing the Securities offered thereby, (ix) all Securities will be offered and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement, (x) any supplemental indentures relating to the Debt Securities will be duly authorized, executed and delivered by the parties thereto, (xi) each person signing any supplemental indentures will have the legal capacity and authority to do so, (xii) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (xiii) in the case of shares of Preferred Stock of any series, the board of directors of the Company will have taken all necessary corporate action to designate and establish the terms of such series and will have caused a certificate of designations respecting such series to be prepared and filed with the Secretary of State of the State of Delaware, and the terms of such series will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company, (xiv) in the case of Warrants, the board of directors of the Company will have taken all necessary corporate action to authorize the creation of and the terms of such Warrants and the issuance of the Securities to be issued pursuant thereto and to approve the warrant agreement relating thereto (the “Warrant Agreement”); such Warrant Agreement will have been duly executed and delivered by the Company and the warrant agent thereunder appointed by the Company; neither such Warrants nor such Warrant Agreement will include any provision that is unenforceable, that violates any applicable law or results in a default under or breach of any agreement or instrument binding upon the Company; such Warrants or such Warrant Agreement will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company; and such Warrants or certificates representing such Warrants will have been duly executed, countersigned, registered and delivered in accordance with the provisions of such Warrant Agreement, (xv) in the case of Subsidiary Guarantees, each Subsidiary Guarantor will have taken all necessary corporate or entity action to authorize the creation and issuance of and the terms of such Subsidiary Guarantee, (xvi) certificates representing shares of Company Stock will have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will have been made in the share register of the Company, in each case in accordance with the provisions of the Company’s charter documents; there will be sufficient shares of Common Stock or Preferred Stock authorized under the Company’s charter documents and not otherwise issued or reserved for issuance; and the purchase price therefor payable to the Company or, if such shares are issuable on the conversion, exchange, redemption or exercise of another Security, the consideration payable to the Company for such conversion, exchange, redemption or exercise will not be less than the par value of such shares, in the case of shares of Common Stock, or the lesser of such purchase price or such consideration, as the case may be, or the amount of such purchase price or such consideration, as the case may be, timely determined by the Company’s board of directors to constitute the stated capital applicable to such shares, in the case of shares of Preferred Stock, and (xvii) any Securities issuable upon conversion, exchange or exercise of any Securities being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:

1. With respect to the Company Stock, when (i) the Company has taken all necessary action to approve the issuance of the Company Stock, the terms of the offering and related matters, and (ii) the Company Stock has been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Company upon payment of the consideration therefor provided for therein, then the Company Stock will be validly issued, fully paid and nonassessable.

2. With respect to the Debt Securities, when (i) the applicable indenture and supplemental indenture, if any, relating either to senior Debt Securities or subordinated Debt Securities has been duly qualified under the Trust Indenture Act of 1939, as amended, (ii) the Company has taken all necessary action to approve the issuance and terms of such Debt Securities, (iii) the terms of such Debt Securities and of their issuance and sale have been duly established in conformity with the applicable indenture and supplemental indenture, if any, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company and (iv) such Debt Securities have been duly executed and authenticated in accordance with the provisions of the applicable indenture and supplemental indenture, if any, and issued and sold as contemplated in the Registration Statement and upon payment of the consideration as provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Company, such Debt Securities will be legally issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to (i) any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought.

3. With respect to the Warrants, when (i) the Company has taken all necessary action to approve the issuance of the Warrants, the terms of such issuance and all related matters, (ii) the terms of the Warrants and their issuance and sale have been duly established in conformity with the Warrant Agreement relating to the Warrants and do not violate any applicable law or result in default under or breach of any agreement or instrument binding upon the Company and comply with any and all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company, (iii) the Warrant Agreement relating to the Warrants has been duly authorized, executed, and delivered, (iv) the Warrants have been duly executed and countersigned in accordance with the Warrant Agreement relating to the Warrants and issued and sold as contemplated by the Registration Statement, and (v) the Company has received the consideration in accordance with the Warrant Agreement, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

4. With respect to the Subsidiary Guarantees of each Subsidiary Guarantor, when the Debt Securities are delivered against payment therefor in accordance with the terms of the applicable indenture and the applicable definitive purchase, underwriting or similar agreement, will constitute a valid and binding obligation of that Subsidiary Guarantor enforceable against each applicable Subsidiary Guarantor in accordance with their terms, except as such enforcement is subject to (i) any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought.

For purposes of our opinions insofar as they relate to the Subsidiary Guarantees, we have assumed that the obligations of each of the Subsidiary Guarantors under the Subsidiary Guarantees are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes, or necessary or convenient to the conduct, promotion or attainment of the business of the respective Subsidiary Guarantor, and will benefit the respective Subsidiary Guarantor, directly or indirectly.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the senior indenture, subordinated indenture or any supplemental indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (b) any provision that relates to severability or separability or purports to require that all amendments, supplements or waivers to be in writing, (c) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited to the laws of the State of Texas and the State of New York, the DGCL and the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and applicable federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.

Annex A – Subsidiary Guarantors

•	Rex Energy Rockies, LLC

•	Rex Energy I, LLC

•	Rex Energy Operating Corp.

•	Rex Energy IV, LLC

•	PennTex Resources Illinois, Inc.

•	R.E. Gas Development, LLC